Exhibit 99.1

GENIUS BRANDS INTERNATIONAL ANNOUNCES TRANSACTION TO CREATE “STAN LEE UNIVERSE”

Genius Brands Will Control New Joint Venture Drawing from Over 100 Original Stan Lee Creations

Beverly Hills, CA – July 6, 2020: Through a groundbreaking joint venture between Genius Brands International “Genius Brands” (NASDAQ:GNUS) and Stan Lee’s POW! Entertainment, an agreement has been struck to create Stan Lee Universe. Stan Lee Universe will assume worldwide rights, in perpetuity, to the name, physical likeness, physical signature, live-action and animated motion picture, television, online, digital, publishing, comic book, merchandising and licensing rights to Stan Lee and his IP creations past*, present, and going forward.

In announcing the deal today, Andy Heyward Chairman & CEO of Genius Brands said that, “In all of Hollywood, there is no greater prize. This is the Holy Grail. Stan Lee Universe is a once in a lifetime asset drawn from over 100 original, heretofore unexploited properties, created by the most successful creator of intellectual property of our time.”

Jointly owned and subject to due diligence and documentation, the deal will leave Genius Brands as the managing and controlling partner of the Stan Lee Universe joint venture.

Stan Lee was the creator of the most successful characters ever made, including Spiderman, Iron Man, Black Panther, The Incredible Hulk, X Men, Thor, Captain America, Ms. Marvel, Silver Surfer, Antman, Nick Fury, Guardians of the Galaxy, and of course the #1 movie box-office franchise of all time, The Avengers. For decades, Stan was the editor and creative force behind Marvel Comics, which was sold to the Walt Disney Company for $4.4 billion and has since proved to be worth many multiples of that amount.

In addition to the #1 movie box office hit, Avengers Endgame, Stan Lee created two of the Walt Disney Company’s top three blockbusters, and five of the top 12 grossing movies of all time.

“It’s almost impossible to conceive that one mind created all this wealth,” said Heyward. “The spinoffs alone defy the imagination. From animated television, to toys, apparel, video games, and every conceivable licensed product imaginable, Stan Lee characters populate the screens and retail shelves worldwide.

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There is no creator who has influenced pop culture and created more successful entertainment. Not even Walt Disney. Over and over, again and again, he created characters and stories that resonated in the hearts and minds of all peoples of all ages around the world, with billions and billions and billions of dollars of motion picture box-office, television, and consumer product licensing.”

Stan Lee Universe will be built from the repository of all of the characters and IP created by Stan Lee, post-Marvel Entertainment*, not otherwise elsewhere. It is drawn from over 100 original Stan Lee creations, from which it will develop and license approximately seven properties per year.

“Having worked with Stan and been a close friend for almost 30 years, nothing could make me prouder than for Genius Brands to become the guardian of both his brand and body of work,” commented Heyward. “I have no doubt that the greatest characters, the greatest stories, and the greatest hits from the mind of Stan Lee have yet to be told. As big as Spider Man, Black Panther, X Men, and the Avengers are today, tomorrow it will be Stan Lee’s TOMORROW MEN, his STRINGBEAN, his BLACK FURY, and VIRUS.”

Former President of Marvel Productions, Margaret Loesch, said, “Stan Lee was a one of a kind. So is this asset, Stan Lee Universe is going to be an unimaginable source of blockbuster entertainment for many years to come.”

Former President of Walt Disney Television and Chief Content Officer of Genius Brands’ new Kartoon Channel!, David Neuman said, “The spinoff opportunities for Kartoon Channel! alone are mindboggling, including a dedicated Stan Lee Universe program block.”

Heyward concluded, “When we looked at the depth of these creations that sit in this library, the magnitude and value of this asset slowly began to sink in. There simply is no greater treasure chest of Intellectual Property anywhere. I feel like we went down to the basement of John Lennon and Paul McCartney’s recording studio and found 200 songs that had never been released. One was called Yesterday, another was called Hey Jude, and another called Sergeant Pepper. They were just waiting for us to bring them forth to the market, along with their names and likenesses, signatures, and the right to merchandise the Beatles. It feels that big to us!

We will be creating a dedicated business and creative unit specific to Stan Lee Universe. For the millions of Stan Lee fans, we look forward to taking this unique asset and faithfully bringing the characters to the movie screens, to comic books, to toys and licensed products worldwide.

For the Genius Brands’ shareholders, we look forward to effectively and smartly monetizing this asset across all platforms. I have no doubt that we will attract the most talented producers, directors, and marketers in the world as we unlock this one of a kind treasury and bring forth the next wave of Stan Lee creations for the world to experience and enjoy. We are proceeding immediately with our due diligence and expect final documentation to follow promptly thereafter.”

About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s award-winning ‘content with a purpose’ portfolio includes the upcoming Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger; Rainbow Rangers for Nick Jr.; Llama Llama, starring Jennifer Garner, for Netflix; award- winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; and entrepreneurship series Warren Buffett's Secret Millionaires Club. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s new Kartoon Channel! is available in over 100 million U.S. television households via a broad range of distribution platforms, including Comcast, Cox, DISH, Amazon Prime, Sling TV, Apple TV, Roku, Amazon Fire and more. For additional information, please visit www.gnusbrands.com.

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Forward-Looking Statements:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:

pr@gnusbrands.com

INVESTOR RELATIONS CONTACT:

ir@gnusbrands.com

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